EXHIBIT 10.30

GENEREX BIOTECHNOLOGY CORPORATION
-and-
MARK A. FLETCHER

SUMMARY OF EMPLOYMENT TERMS

FEBRUARY, 2003

Employers:	Generex Biotechnology Corporation and its subsidiaries (together, “GNBT”)
Employee:	Mark A. Fletcher (“Fletcher”)
Position:
Executive Vice-President & General Counsel; this is a full-time position, however, GNBT acknowledges that, during the first three (3) months of the Term, Fletcher will be entitled to devote up to twenty percent (20%) of his working time to the facilitation of the transition of his private practice (without derogation from the compensation provisions set forth herein)

Location:	Toronto, Ontario (travel from time to time as reasonably required by Fletcher’s duties)
Reports to:	the President of GNBT and the GNBT board of directors
Term:
an initial term of five (5) years (the “Term”) (subject to the termination provisions described below); either party may give notice of non-renewal not less than twelve (12) months prior to the expiration of the Term failing which the employment arrangement will become one of indefinite term

Commencement Date:	March 17, 2003
Base Salary:
USD$100,000, payable monthly in arrears (subject to applicable statutory deductions); the base salary will be subject to an annual COLA increase during the Term; the compensation committee of the GNBT board of directors will review Fletcher’s base salary on an annual basis and determine whether it is appropriate to increase such salary (beyond the COLA increase) and other compensation, but such salary shall not reduced during the Term

Benefits:
participation in and coverage by each pension, insurance, hospitalization, disability and any other plan established by GNBT; supplementary benefits and perquisites made available generally to GNBT’s senior executives

Bonuses:
a guaranteed annual bonus in the aggregate amount of USD$30,000 payable in four quarterly installments of USD$7,500 each commencing June 30, 2003 during the Term GNBT shall pay to Fletcher an annual bonus (cash and/or stock options) in respect of each GNBT fiscal year during the Term as determined by the compensation committee of the GNBT board of directors in accordance with bonuses paid to GNBT executive management generally

Expenses:
reimbursement, upon approval of GNBT’s President, of all reasonable expenses incurred by Fletcher in connection with GNBT’s business; in addition, GNBT will pay for Fletcher’s membership in (i) the Canadian Bar Association, (ii) the Canadian Corporate Counsel Association, (iii) the American Bar Association, and (iv) the American Corporate Counsel Association

Initial Options:
options to acquire up to Two Hundred Fifty Thousand (250,000) common shares of GNBT at an exercise price equal to the closing market price on the NASDAQ on February 14, 2003 to vest immediately and be exercisable for five years

Vacation:	Four (4) weeks paid vacation in each calendar year
Termination:
a. by GNBT for cause, death, voluntary retirement or disability (without any additional payments to Fletcher)

b. by Fletcher upon thirty (30) days’ prior written notice if there is (i) a material change in duties, (ii) a material reduction in remuneration, (iii) a material GNBT breach of contract, or (iv) a change of control of GNBT (to be defined to include the replacement of Anna Gluskin as a director and/or chief executive officer of GNBT)

c. by GNBT for any reason upon thirty (30) days’ prior written notice

In the event of termination pursuant to (b) or (c) above, (1) GNBT will pay to Fletcher in a lump sum on the termination date an amount equal to the aggregate of: (i) Fletcher’s base salary for eighteen (18) months and (ii) an amount equal to the average annual bonus paid to Fletcher during each GNBT fiscal year during the Term, and (2) Fletcher will be entitled to participate in and receive benefits for a period of eighteen months following the termination date. Further, Fletcher shall have no duty to mitigate.

For the purpose of determining the expiration date of any unexercised vested options held by Fletcher, the termination date will be deemed to be ninety (90) days following the expiration of the eighteen (18) month period referred to above. Furthermore, all unvested options held by Fletcher will vest on the termination date.

Confidentiality:	standard employee confidentiality covenants (Fletcher will not be required to provide non-competition or non-solicitation covenants)
Independent Legal Advice:	GNBT will obtain qualified independent legal advice in respect of this arrangement
Formal Agreement:	a formal employment agreement is to be executed and delivered by GNBT and Fletcher
Board Approval:	these arrangements will be subject to the approval of the GNBT board of directors

GENEREX BIOTECHNOLOGY CORPORATION

/s/ Anna Gluskin

Anna Gluskin, President

/s/ Mark A. Fletcher

MARK A. FLETCHER